UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 19, 2013

Universal Truckload Services, Inc.

(Exact name of registrant as specified in its charter)

Michigan	0-51142	38-3640097
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12755 E. Nine Mile Road, Warren, Michigan

(Address of principal executive offices)

48089

(Zip Code)

(586) 920-0100

(Registrant’s telephone number, including area code)

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into Material Definitive Agreement.

On December 19, 2013, Universal Truckload Services, Inc. (“Universal” or the “Company”) entered into a Second Amendment (the “Amendment”) to its Revolving Credit and Term Loan Agreement dated August 28, 2012 (as amended, the “Credit Agreement”) with the lenders who are parties to our Credit Agreement and Comerica Bank, as administrative agent, arranger and documentation agent.

The Amendment modifies the Credit Agreement to allow for additional borrowings of $70 million under a new term loan and a $10 million increase in the revolving credit facility in contemplation of Universal’s acquisition of all of the outstanding interests of Westport USA Holding, LLC (the “Acquisition”), the terms of which were previously disclosed in a Current Report on Form 8-K dated December 2, 2013. Under the Amendment, borrowings under the new term loan were advanced on December 19, 2013 and mature on August 28, 2017. Borrowings under the revolving credit facility may be made until and mature on August 28, 2017.

Borrowings under the new term loan bear interest at LIBOR or a base rate, plus an applicable margin for each. The applicable margin fluctuates based on our total debt to EBITDA ratio, as defined in the Credit Agreement, which is equal to our existing term loan.

The Amendment requires us to repay the borrowings made under the new term loan at amounts equal to (a) 50% (which percentage shall be reduced to 0% subject to Universal attaining a certain leverage ratio) of Universal’s annual excess cash flow; (b) 100% of net cash proceeds of certain asset sales; and (c) 100% of certain insurance and condemnation proceeds.

In addition, the Amendment adds Westport USA Holding, LLC and its wholly owned subsidiary, Westport Axle Corp., as guarantors under the Credit Agreement.

On December 19, 2013, the Company used available cash, $70 million in proceeds from the new term loan, $25 million in proceeds from our revolving credit facility, and $25.5 million in additional borrowings from our existing equipment credit facility to pay the aggregate cash consideration and expenses related to the Acquisition as contemplated by the Purchase Agreement (as defined in Item 2.01 below). As of December 19, 2013, $237.5 million is borrowed under the Credit Agreement, including funds required to conclude the Acquisition.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 2.01 Completion of Acquisition of Disposition of Assets.

On December 19, 2013, Universal completed the previously announced Acquisition of Westport USA Holding, LLC (“Westport Holding”) pursuant to the terms of the Unit Purchase Agreement dated November 27, 2013 (the “Purchase Agreement”) among Universal, Hiberis International Corp., SM International Holdings and SM Brasil Participações, S.A. Pursuant to the terms of the Purchase Agreement, Universal paid $123 million in cash at closing, subject to a purchase price adjustment after closing.

The foregoing summary of the Purchase Agreement and Acquisition is qualified in its entirety by reference to the Purchase Agreement, which was attached as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on December 2, 2013, which is incorporated by reference into this Item 2.01.

Item 2.03 Creation of a Direct Financial Obligation.

The information set forth under Item 1.01 above is hereby incorporated by reference into this Item 2.03.

Item 7.01	Regulation FD Disclosure.

On December 20, 2013, Universal issued a press release announcing the closing of the Acquisition. A copy of such press release is furnished as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired

The financial statements required by this Item, with respect to the acquisition described in Item 2.01 herein, will be filed as soon as practicable, and in any event not later than 71 days after the date on which this Current Report on Form 8-K is required to be filed pursuant to Item 2.01.

(b) Pro Forma Financial Information

The pro forma financial information required by this Item, with respect to the acquisition described in Item 2.01 herein, will be filed as soon as practicable, and in any event not later than 71 days after the date on which this Current Report on Form 8-K is required to be filed pursuant to Item 2.01.

(d) Exhibits

10.1	Second Amendment to Revolving Credit and Term Loan Agreement, dated December 19, 2013.

99.1	Press Release dated December 20, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

UNIVERSAL TRUCKLOAD SERVICES, INC.

Date: December 20, 2013	/s/ David A. Crittenden
David A. Crittenden
Chief Financial Officer